Exhibit 99.1

PRESS RELEASE	Dataram Contact: Marc P. Palker CFO 609-799-0071 ext.2207 info@dataram.com

DATARAM REPORTS FISCAL 2012 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

PRINCETON, N.J. July 27, 2012 — Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fourth fiscal quarter and year ended April 30, 2012. Revenues for the fourth quarter and twelve months of fiscal 2012 were $7.0 million and $36.1 million, respectively, which compares to $11.3 million and $46.8 million for the comparable prior year periods. The Company reported net income of $3.0 million for the fourth quarter as a result of the sale of patents which compares to a net loss of $0.8 million for the comparable prior year period. The twelve month net loss totaled $3.3 million versus $4.6 million for the prior comparable period.

John H. Freeman, Dataram’s President and CEO commented, “I am disappointed in this year’s revenue decline after two years of growth outpacing the industry. The primary factor impacting revenue was a 43% industry decline in material cost per gigabyte. I look forward to a return to growth this year.

We were able to monetize our patent portfolio in the fourth quarter with the sale and license back of 13 patents which contributed $4.1M to our business. I am especially pleased with our patent sale since it was a result of a new and successful initiative Dataram started in 2009 to build a patent portfolio.

In the third quarter we began to reallocate resources to our RAMDisk product. Since then RAMDisk has generated increasing interest and presence in the personal and commercial marketplace. It is a price performance leader in the virtual RAM drive software market and is being used in specialized commercial products.

Our web sales tripled and now contribute over 12% of our business. We’ve invested in developing a unique web based quote to order app that results in Dataram being a more responsive and valued partner and supplier to our customers.”

Mr. Freeman concluded, “We are actively pursuing and working on opportunities that we expect will generate growth and profits for Dataram in 2013 and beyond. The experiences, knowledge and assets we have gained in the development and sales of caching software and solid state products are a strong foundation for growth. Clients and partners are pursuing us to work with them in these areas. We have secured financing and instituted expense containment actions that we believe are necessary to sustain the Company.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended April 30,		Twelve Months Ended April 30,
	2012	2011	2012	2011

Revenues	$6,983	$11,281	$36,079	$46,847

Costs and expenses:
Cost of sales	5,499	8,650	27,509	35,777
Engineering and development	168	256	691	980
Research and development	0	0	0	1,843
Selling, general and administrative	2,244	2,927	11,758	11,483
Impairment of capitalized software	0	0	2,387	0
Stock-based compensation expense*	72	142	451	585
Intangible asset amortization*	41	85	164	407
	8,024	12,060	$42,960	$51,075

Loss from operations	(1,041)	(779)	(6,881)	(4,228)

Other income (expense)	3,998	(62)	3,627	(401)

Income (loss) before income taxes	2,957	(841)	(3,254)	(4,629)

Income tax expense	0	0	5	5

Net income (loss)	$2,957	$(841)	$(3,259)	$(4,634)

Net income (loss) per share:
Basic	$0.28	$(0.09)	$(0.31)	$(0.52)
Diluted	$0.28	$(0.09)	$(0.31)	$(0.52)

Weighted average number of shares
outstanding:
Basic	10,703	8,928	10,626	8,923
Diluted	10,703	8,928	10,626	8,923

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-K.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2012	April 30, 2011

ASSETS
Current assets
Cash and cash equivalents	$3,275	$345
Accounts receivable, net	2,605	4,630
Inventories	2,932	5,462
Other current assets	116	127
Total current assets	8,928	10,564

Property and equipment, net	698	963

Other assets	54	111

Intangible assets, net	297	1,940

Goodwill	1,453	1,242

Total assets	$11,430	$14,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$121	$2,154
Accounts payable	1,017	2,945
Accrued liabilities	766	840
Due to related party – current portion	333	1,500
Total current liabilities	2,237	7,439

Due to related party – long term	1,667	—
Total liabilities	3,904	7,439

Stockholders' equity	7,526	7,381

Total liabilities and stockholders' equity	$11,430	$14,820